Exhibit 99.1

bioAffinity Technologies Presents Positive Research Findings for its Novel Diagnostic Platform Technology to Identify Optimal Therapies for Asthma Patients

Poster presented to medical and drug industry conferees at prestigious American Academy of Allergy, Asthma & Immunology (AAAI) Annual Meeting

Research demonstrates the technology’s ability to identify drug antibody receptors in sputum for two leading asthma therapies

SAN ANTONIO, TX – March 3, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on noninvasive diagnostics and early cancer detection, today announced the presentation of a new scientific poster reporting on the ability of the Company’s innovative diagnostic approach to identify antibody drug receptors in sputum, including receptors for dupilumab, a leading therapy for asthma and chronic obstructive pulmonary disease (COPD), and benralizumab, another asthma therapy. The research advances the Company’s pipeline tests aimed at guiding personalized treatment decisions and improving disease monitoring for asthma and COPD sufferers.

The poster, “Sputum as a Diagnostic Tool for the Treatment of Asthma,” was presented at the American Academy of Allergy, Asthma and Immunology (AAAAI) 2026 annual meeting in Philadelphia on March 1 by William Bauta, PhD, Chief Science Officer of bioAffinity Technologies. The research reports on the Company’s development of clinical diagnostics that may assist physicians in matching asthma and COPD patients with the most effective therapies and monitoring inflammatory changes over time to improve outcomes and lower the cost of healthcare.

“Asthma and COPD impact approximately 650 million children and adults globally. The good news is that there are very effective treatments for asthma and COPD that work well for some sufferers. However, many patients must try a series of different types of treatments before finding an effective therapy,” Dr. Bauta said. “We are leveraging our expertise in using our proprietary flow cytometry platform equipped with automated AI analysis to develop tests that match asthma and COPD patients with the most appropriate biologic therapies and monitor their ongoing conditions.”

bioAffinity’s technology platform is successfully used with its commercial test, CyPath® Lung, a noninvasive diagnostic test for lung cancer that has demonstrated high sensitivity and specificity for patients with small pulmonary nodules in detecting lung cancer as early as curative Stage 1A.

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, risks and uncertainties related to scientific research and development; the Company’s ability to develop, validate, obtain regulatory or other required clearances or approvals for, commercialize and achieve market acceptance of its diagnostic tests and related technologies; variability in clinical and real-world performance; the availability of sufficient data and sample sizes; changes in standards of care, competitive products and technologies; intellectual property protection; reliance on third parties; manufacturing and supply matters; reimbursement and coverage; and general economic, market and industry conditions; and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com